Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

AVON PRODUCTS, INC.
2013 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
1.Grant of Option. Pursuant to the provisions of its 2013 Stock Incentive Plan, as amended and restated (the “Plan”), Avon Products, Inc. (the “Company”) has granted to you (the “Optionee”) the right and option to purchase from the Company shares of Stock (“Shares”) at an exercise price per Share (the “Exercise Price”) as set forth in the Optionee’s grant notification (the “Option”). The Option is subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by reference. All capitalized terms used in this Stock Option Agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless otherwise defined herein.

2.	Exercise of Option.
(a)    The Option shall be exercisable in the installments outlined in the Optionee’s grant notification. The entire Option is fully exercisable after the final vesting date. To the extent that any of the installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until the Option shall terminate, expire or be surrendered. An exercise shall be for whole Shares only.
(b)    Shares may be purchased through the Company’s authorized agent: (x) on-line; (y) via the telephone; or (z) through a broker.
The Optionee shall designate one, or a combination, of the following methods of purchase:

(i)	tender to the Company’s authorized agent of a check for the full Exercise Price of the Shares with respect to which the Option or portion thereof is exercised, or

(ii)
by delivery to the Company’s authorized agent of a number of Shares (which may include an attestation of ownership of such Shares) having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of Shares the Optionee intends to purchase upon exercise of the Option on the date of delivery, or

(iii)
instructions to the Company’s authorized agent that Shares acquired as a result of the option exercise be immediately sold and that the Company’s authorized agent deliver the full Exercise Price to the Company, together with any tax withholdings, whereupon the net cash proceeds and/or Shares shall be forwarded to the Optionee. The Company may establish special terms and conditions for this “cashless” exercise and at any time may terminate availability of this form of purchase.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

The Optionee should be aware that the exercise method as outlined under Section 2(b)(i) and (ii) will result, and the exercise method as outlined under Section 2(b)(iii) may result, in the ownership of Shares and may also require the exchange of local currency into U.S. dollars and the transfer of funds to the U.S. In addition, the Optionee will be required to open and use a U.S. based brokerage account. The Optionee will personally be responsible for any local compliance requirements in relation to all of the above transactions.
Moreover, the Optionee should be aware that regardless of the exercise method used, the Optionee will personally be responsible for any local compliance requirements in relation to the transfer of U.S. dollars and the making of a foreign investment, if any. These requirements may change from time to time and the Company may at any time establish special terms and conditions to the exercise of the Option and at any time may terminate or limit the availability of any form of purchase as outlined above, subject to applicable law.
The Company is not responsible for foreign exchange fluctuations between the Optionee’s local currency and the U.S. dollar nor is the Company liable for any decrease of value of the Stock.
3.    Expiration of Option. The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:
(a)    The tenth anniversary of the date of grant (the “Grant Date”), or such earlier time as the Company may determine is necessary or appropriate in light of applicable laws; or
(b)    The first anniversary of the date of the Optionee’s Separation from Service by reason of death or Disability; or
(c)    The third anniversary of the date of the Optionee’s Separation from Service by reason of Retirement; or
(d)    The date of the Optionee’s Separation from Service for Cause; or
(e)    The date that is ninety days after Separation from Service of the Optionee for a reason other than for Cause, death, Disability or Retirement, but only to the extent the Option is exercisable as of the date of such Separation from Service (with any unexercisable portion of the Option terminating on the date of any such Separation from Service); or
(f)    Except where void by law and unless otherwise determined by the Committee, the Optionee’s violation of any non-disclosure, non-compete or non-solicitation covenant applicable to the Optionee as set forth in Section 5 of this Agreement or in his or her severance agreement, employment contract or any Company policy, regardless of whether or not the Optionee has incurred a Separation from Service due to Disability, Retirement or otherwise.
In the event of Separation from Service because of death or Disability, the entire Option shall immediately become exercisable as to all Shares, notwithstanding Section 2(a) of this Agreement. In the event of Separation from Service because of Retirement, the Option shall

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

continue to vest according to the schedule as set forth in the grant notification referred to in Section 2(a) of this Agreement.
A paid or unpaid leave of absence of the Optionee shall not constitute a Separation from Service of the Optionee. During a paid or unpaid leave of absence, the Option shall continue to vest according to the schedule set forth in the grant notification referred to in Section 2(a) of this Agreement.
For purposes of this Agreement, the Optionee’s employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary.
4.    Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and payment of the Option shall be governed by the provisions of the Plan regarding a Change in Control, which are incorporated herein by reference.
5.    Non-Competition/Non-Solicitation/Non-Disclosure. The Optionee agrees that, at any time prior to any exercise of the Option granted hereunder, and for a period of one year after the later of completion of all such exercises of the Option or the Optionee’s Separation from Service with the Company (or, if applicable, a Subsidiary) for any reason whatsoever (including Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in either of the following activities:
(a)    The Optionee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Optionee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Amore Pacific, Arabela, Arbonne, Beiersdorf (Nivea), COTY, De Millus S.A., Ebel Int’l/Belcorp Corp., Elizabeth Arden, Faberlic, Herbalife Ltd., Inter Parfums, Jequiti, Lady Racine/LR Health & Beauty Systems GmbH, LG Health & Household, L’Occitane, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Origami Owl, Reckitt Benckiser PLC, Revlon Inc., Rodan & Fields, Shaklee Corp., Shiseido, Stella & Dot, Silpada, The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), Younique or any of their affiliates; and
(b)    The Optionee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.
In addition, the Optionee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Optionee during his or her employment by the Company or a Subsidiary and which is not

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

otherwise publicly known (other than by reason of an unauthorized act by the Optionee), to anyone other than the Company and those designated by it.
In the event the Company determines that the Optionee has breached any term of this Section 5 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (i) all unexercised portions of the Option granted hereunder shall terminate to the extent the Option has not been exercised and (ii) if the Option has been exercised, then the Optionee shall forfeit all Shares issued to the Optionee in connection with the exercise of the Option hereunder; provided, however, that the Company shall return to the Optionee the lesser of any consideration paid by the Optionee in exchange for Shares issued to the Optionee hereunder or the Fair Market Value of Shares forfeited hereunder at the time of forfeiture; and provided, further, that if the Optionee no longer holds Shares issued to the Optionee hereunder, then the Optionee shall pay to the Company in cash the excess of the Fair Market Value of any such Shares on the date such Shares were issued to the Optionee hereunder over any consideration paid by the Optionee in exchange for such Shares.
6.    Recoupment. Except where void by law and unless otherwise determined, the Option and the Shares issued to the Optionee in connection with the exercise of the Option hereunder are subject to forfeiture and/or recoupment in the event that the Optionee has engaged in misconduct, including: (a) a serious violation of the Company’s Code of Conduct; or (b) a violation of law within the scope of employment with the Company. The Option and the Shares issued to Optionee in connection with the exercise of the Option hereunder are also subject to the Company’s Compensation Recoupment Policy.
7.    Data Privacy Acknowledgement and Consent. By signing this Agreement, the Optionee acknowledges and agrees that in order to implement, manage and administer the Optionee’s participation in the Plan and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Option, the Company and/or an entity belonging to the Company’s group of companies (including the Optionee’s employer) may need to process the Optionee’s personal data (electronically or otherwise) including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (the “Personal Data”). The transfer of Personal Data to and collection by third party service providers outside the Company’s group of companies, such as the Company’s authorized agent, may also be necessary in order to manage and administer the Plan.
The Optionee expressly and unambiguously consents to the collection and processing of Personal Data by the Company, entities belonging to the Company’s group of companies, and third party service providers. The Optionee understands that the Company may transfer the Optionee’s Personal Data to the United States, or other countries which may have a different or lower level of data protection law than the Optionee’s home country and which are not

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

considered by the European Commission to have data protection laws equivalent to the laws in the Optionee’s country. The Company therefore maintains an EU-US Safe Harbor certification to protect the Optionee’s data consistent with data protection laws of the EU.
The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of the Option. The Optionee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local stock program coordinator.
If the Optionee does not consent, or if the Optionee later seeks to revoke the Optionee’s consent, the Optionee’s employment status or career with the Company or Subsidiary will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant options under the Plan or other equity awards, or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact the Optionee’s local stock program coordinator.
The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. The Optionee may obtain details with respect to the collection, use, processing and transfer of his or her Personal Data in relation to Plan participation and may also request a list with names and addresses of any potential recipients of the Personal Data and/or access to and updates of such Personal Data, if needed, by contacting his or her local stock program coordinator.
8.    Application of Laws. The granting of the Option and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.
9.    Responsibility for Taxes. By accepting this grant, the Optionee hereby irrevocably elects to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its Subsidiaries on the date of grant, vesting or exercise of the Option or delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company and any of its Subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the Optionee’s wages or other compensation to fully satisfy the Tax Liability. Furthermore, the Optionee agrees to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

Notwithstanding the foregoing, if, on the applicable vesting or exercise date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of U.S. Internal Revenue Code Section 409A requirements, the Optionee hereby irrevocably elects to satisfy the Tax Liability due on the applicable vesting or exercise date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, the Optionee acknowledges and agrees that the ultimate responsibility for the Tax Liability is and remains with the Optionee. The Optionee further acknowledges that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Tax Liability; and (z) the Optionee should consult a tax adviser regarding the Tax Liability.
The Optionee acknowledges that he or she may not participate in the Plan and the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Optionee.
It is recognized by both parties that, based on current U.S. laws, the difference between the Fair Market Value of the Shares purchased by an option exercise and the Exercise Price of such Shares generally will constitute ordinary taxable income for U.S. federal income and social security tax purposes and for most state and local income tax purposes.
10.    Notices. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his or her current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.
11.    Service Acknowledgements. The Optionee acknowledges and agrees as follows:
(a)    The execution and delivery of this Agreement and the granting of the Option hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ the Optionee for any specific period.
(b)    The award of the Option hereunder is voluntary and occasional and does not entitle the Optionee to any benefit other than that specifically granted under this Agreement and under the Plan, nor to any future awards or other benefits under the Plan or any similar plan, even if Options have ever been granted in the past or have repeatedly been granted in the past. The Option does not become part of the contract of employment or any other employment relationship with the Optionee’s employer and the Option is not a guarantee of continued employment. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of the Optionee’s ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

way to, past services for the Company or any of its Subsidiaries. The Optionee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Optionee’s participation therein, at any time, at the Company’s sole discretion and without notice, subject to applicable law.
(c)    Nothing in this Agreement shall confer upon the Optionee any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate the employment of the Optionee at any time, subject to applicable law.
(d)    The Optionee is voluntarily participating in the Plan.
(e)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(f)    All decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company.
(g)    The future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)    Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding the Optionee’s participation in the Plan.
(i)    In consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or payments made upon settlement of the Option resulting from termination of the Optionee’s service (for any reason whether or not in breach of local law) and the Optionee irrevocably releases the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the Option, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such a claim.
(j)    Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the Option and the Optionee’s right to vesting of the Option after Separation from Service, if any, will be measured by the date of termination of the Optionee’s active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Optionee’s service has terminated and the effective date of such Separation from Service.
(k)    The grant of the Option will not be interpreted to form an employment contract or employment relationship with the Company or any of its Subsidiaries that does not otherwise exist.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

12.    Provisions Inconsistent with Laws and Translation. In the event any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern. To the extent that the Optionee has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.
13.    Acknowledgement. The Company and the Optionee agree that the Option is granted under and governed by the Optionee’s grant notification, this Agreement and by the provisions of the Plan (which are incorporated herein by reference). The Optionee: (i) acknowledges receipt of a copy of each of the foregoing documents; (ii) represents that the Optionee has carefully read and is familiar with their provisions; and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Optionee’s grant notification. The Optionee also acknowledges receipt of the Plan prospectus.
14.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Optionee with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.
15.    Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Optionee (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
16.    Foreign Exchange. Where applicable, the Optionee acknowledges and agrees that it is the Optionee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the exercise of the Option and that the Optionee shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Optionee is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Optionee’s specific situation. The Optionee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise or settlement of the Option or the subsequent sale of any Shares acquired upon exercise or settlement.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

17.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be awarded under the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Optionee consents to the electronic delivery of the Plan documents and this Agreement. The Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Optionee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Optionee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Optionee understands that he or she is not required to consent to electronic delivery of documents.
18.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
19.    Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms, conditions or notifications set forth in Appendix A to this Agreement for the Optionee’s country, which shall constitute part of this Agreement. Moreover, if the Optionee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
[Signatures on Next Page]

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed this Agreement as of the Grant Date.
By the Optionee’s acceptance of the Option, the Optionee and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Optionee’s grant notification and this Agreement. The Optionee has reviewed the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement in their entireties, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Plan prospectus, the Optionee’s grant notification and this Agreement. The Optionee further agrees to notify the Company upon any change in Optionee’s residence address.

AVON PRODUCTS, INC.	OPTIONEE
_________________________ Chief Executive Officer	_________________________ Name:

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS OF
INTERNATIONAL OPTION AGREEMENT
UNDER THE
AVON PRODUCTS, INC. 2013 STOCK INCENTIVE PLAN
NON-U.S. EMPLOYEES

This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
The Optionee understands and agrees that the Company strongly recommends that the Optionee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Option vests or is exercised or the Shares are issued under the Plan.
The Optionee further understands and agrees that if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after grant of the Option, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
Brazil
Compliance Notice
By accepting the Option, the Optionee agrees to comply with all applicable Brazilian laws and satisfy all applicable tax and social insurances associated with the vesting of the Option and the sale of the Shares obtained pursuant to the exercise of the Option. That Optionee agrees that, for all legal purposes: (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Optionee’s employment; (ii) the Plan is not a part of the terms and conditions of the Optionee’s employment; and (iii) the income from the Option, if any, is not part of the Optionee’s remuneration from employment.
Report of Overseas Assets
If Optionee is resident or domiciled in Brazil, Optionee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include, but are not limited to, the Shares acquired under the Plan.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

Exchange Control Information
Remittance of funds for the purchase of Shares under the Plan must be made through an authorized commercial bank in Brazil.
Colombia
Foreign Exchange Notice / Overseas Investment Registration
Prior approval from a government authority generally is not required to purchase and hold foreign securities or to receive an Option. However, if the purchase of foreign securities is made through a foreign exchange intermediary (i.e., with funds located in Colombia that are then transferred abroad), a Form No. 4 will be required in order to register the investment with the Colombian Central Bank. The purchase of foreign securities may also be completed with funds Optionee already holds abroad. In this scenario, no investment registration is required unless the value of foreign investments, including the value of any equity awards, as of December 31st of any given year, equals or exceeds US $500,000. In such case, the investments must be registered with the Colombian Central Bank by June 30th of the following year by filing a Form No. 11.
In any case, Optionee understands and acknowledges that if Optionee’s total overseas investments, including but not limited to any payment or Shares acquired pursuant to the Plan, at any time exceeds US $500,000, Optionee is required to register such investments with the Colombian Central Bank by June 30 of the following year.
Germany
Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event that the Optionee makes or receives a payment in excess of this amount, he or she is required to report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
Securities Disclaimer
The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.
Mexico
Employment and Labor Law Acknowledgements

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

As a condition of accepting the Option, the Optionee acknowledges and agrees that: (i) the Option is not related to the salary or any other contractual benefits provided to the Optionee by the Optionee’s employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment; (iii) the grant of the Option is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Optionee; and (iv) neither the grant of the Option nor the issuance of Shares in any way establishes a labor relationship between the Optionee and the Company, which is headquartered in the United States, or any additional rights between the Optionee and the Optionee’s employer, based in Mexico.
By accepting the Option, the Optionee acknowledges that the Optionee has received a copy of the Plan, has reviewed the Plan and the Agreement in their entireties, and fully understands and accepts all provisions of the Plan and the Agreement.
The Optionee acknowledges and confirms that the Optionee does not reserve any action or right to bring any claim against the Company or its Subsidiaries for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Company and its Subsidiaries with respect to any claim that may arise under the Plan.
Compliance with Mexican Securities Laws
The Plan, the Option and the Shares are exempt from affirmative registration requirements in Mexico since the rights to acquire Shares under the Option and the Plan are limited to specified qualified employees in Mexico and communicated in a private and confidential manner.
Philippines
Securities Law Notice
The securities being offered or sold herein have not been registered with the Philippines Securities and Exchange Commission under its Securities Regulation Code (the “SRC”). Any future offer or sale thereof is subject to registration requirements under the SRC unless such offer or sale qualifies as an exempt transaction.
The Optionee acknowledges that he or she is permitted to sell Shares acquired under the Plan through the designated plan broker appointed by the Company, provided that such sale takes place outside of the Philippines through the facilities of the New York Stock Exchange on which Shares are listed.
Poland
Foreign Exchange Notice

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

The Optionee understands and acknowledges that the Optionee must notify the National Bank of Poland of the value of all foreign share ownership, including but not limited to Shares acquired under the Plan, if such ownership exceeds a designated threshold. The Optionee is strongly encouraged to consult with an appropriate legal advisor regarding these requirements.
Securities Disclaimer
The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Poland.
Romania
Exchange Control Information
If Optionee deposits the proceeds from the sale of Shares in a bank account in Romania, Optionee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. Optionee is encouraged to consult his or her personal advisor to determine whether Optionee will be required to submit such documentation to the Romanian bank.
Securities Disclaimer
The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Romania.
Russia
U.S. Transaction and Sale Restrictions
The Optionee understands that acceptance of the grant of the Option results in a contract between the Optionee and the Company completed in the United States and that the Agreement is governed by its applicable laws. Any Shares to be issued upon exercise of the Option shall be delivered to the Optionee through a brokerage account in the U.S. The Optionee may hold the Shares in the brokerage account in the U.S.; however, in no event will Shares issued to the Optionee under the Plan be delivered to the Optionee in Russia. The Optionee is not permitted to sell the Shares directly to other Russian legal entities or individuals, nor is Optionee permitted to bring any certificates representing the Stock into Russia (if such certificates are actually issued).
Depending on the development of local regulatory requirements, the Company reserves the right to require the immediate sale of any Stock to be issued to Optionee upon exercise of the Option. By accepting the Option, Optionee acknowledges that Optionee understands and agree that the Company is authorized to, and may, in its sole discretion, instruct its designated broker to assist with the mandatory sale of Stock issued to Optionee upon exercise of the Option (on Optionee’s behalf pursuant to this authorization) and Optionee expressly authorizes the Company’s designated broker to complete the sale of such Stock. Optionee acknowledges that the

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

Company’s designated broker is under no obligation to arrange for the sale of the Stock at any particular price. Upon the sale of the Shares, Optionee will receive the cash proceeds, less any Tax Liability and brokerage fees or commissions.

Securities Law Notification
The Agreement, the Plan and all other materials that Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Depending on the development of local regulatory requirements, the Company reserves the right to settle the Option in cash or require the immediate sale of Shares following exercise of the Option.
Under the Russian law, the Optionee is not permitted to sell or otherwise alienate Shares directly to other Russian individuals and the Optionee is not permitted to bring share certificates into Russia.
Exchange Control Information
Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan or the receipt of dividends (if any), Optionee must repatriate the proceeds to Russia. Such proceeds must initially be credited to Optionee through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. Optionee is encouraged to contact his or her personal advisor before remitting his or her proceeds to Russia as exchange control requirements may change at any time, often with little or no notice.
Serbia
Exchange Control Information
Pursuant to the Law on Foreign Exchange Transactions, Optionee is permitted to acquire Shares under the Plan, but generally a report must be made of the acquisition of such shares, the value of the shares at vesting and, on a quarterly basis, any changes in the value of the shares. Optionee is encouraged to consult with a personal advisor with respect to all applicable reporting obligations.
Securities Disclaimer

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

The grant of the Option is exempt or excluded from the requirement to publish a prospectus in Serbia. The Option is granted free of charge only to bona fide service providers of the Company or its affiliates in consideration for services rendered.

South Africa
Exchange Control Information
If the Optionee uses cash to exercise the Option and purchase Shares, rather than a cashless exercise method, the Optionee must first obtain a “Tax Clearance Certificate (in Respect of Foreign Investment)” from the South African Reserve Service (“SARS”). The Optionee must also complete a transfer of funds application form to transfer the funds. The Tax Clearance Certificate should be presented to a dealer of the Exchange Control Department of the South Africa Reserve Bank (it is likely that the Optionee’s bank will qualify as such a dealer), together with a completed application form to transfer funds. No transfer of funds may be completed unless the original Tax Clearance Certificate bears the official stamp and signature of the Office of Receiver of Revenue of the SARS. The Optionee must renew this Tax Clearance Certificate each twelve (12) months or in such other period as may be required by the SARS.
If the Optionee exercises the Option by a cashless exercise whereby no funds are remitted offshore for the purchase of Shares, he or she is not required to obtain a Tax Clearance Certificate.
Further, South African residents may be required to obtain approval from the South African Reserve Bank for payments (including payment of the proceeds from the sale of Shares) that he or she receives into accounts held outside of South Africa (e.g., a U.S. brokerage account). The Optionee should consult his or her personal advisor to ensure compliance with current exchange control regulations.
Spain
Tax Reporting Obligation for Assets Held Abroad
Individuals in Spain are required to report assets and right located outside of Spain (which would include Shares or any funds held in a U.S. brokerage account) on Form 720 by March 31st after each calendar year. Generally, a report is not required if the value of assets held outside of Spain is EUR 50,000 or less or if the assets held outside of Spain have not increased by more than EUR 20,000 compared to the previous year (assuming that a prior report has been filed reporting these assets). The Optionee is encouraged to consult his or her personal tax advisor for more information on how to complete the report and the specific information on what types of assets are required to be reported.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

Foreign Exchange Notice
The Optionee understands that to participate in the Plan, the Optionee must comply with exchange control regulations in Spain. In this regard, the Optionee understands that if the Optionee remits funds out of Spain to exercise the Option or receives cash dividends or cash proceeds from the sale of Shares, the Optionee must comply with all applicable foreign exchange regulations and notification requirements and provide any required information to the local financial institution through which the Optionee transfers the funds.
If the Optionee acquires Shares under the Plan and wishes to transfer the share certificates to Spain, the Optionee understands that the Optionee must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores, (i.e., the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of Economy).
Securities Disclaimer
The grant of the Option is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Spain.
United Kingdom
Securities Disclosure
Neither this Agreement or Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Option are exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.
Tax and National Insurance Contributions
In the event that the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the Option, the Optionee, as a condition to the vesting of the Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the exercise of the Option or disposition of Shares acquired pursuant to the Option.
As a further condition of the exercise of the Option under the Plan, the Optionee may at the Company’s discretion be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole any Secondary NIC Liability.

Model for Amended and Restated 2013 Plan Combined US & Int’l Option Agreement

To the extent permitted by law, the Optionee hereby agrees to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.